Exhibit 99.1

First Ottawa Bancshares Announces Annual Earnings

OTTAWA, Ill., January 30, 2004  -  First Ottawa Bancshares, Inc. reported net income for the year ended December 31, 2003, of $2.4 million, or $3.75 per common share, basic and diluted, compared to net income of $2.3 million, or $3.47 per common share, basic and diluted, for the year ended December 31, 2002. The Company paid cash dividends of $3.00 per share in 2003 and 2002.

Net income for 2003 increased $172,000, or 7.5%, from 2002. Net interest income after provision for loan losses increased $908,000, which is the net result of a $441,000 decline in total interest income, offset by a $1.3 million decrease in interest expense. This increase in net interest income resulted from declining interest rates in 2003 and corresponding decreases in rates offered for both new and re-priced loans and deposits.

“We are very gratified that our earnings per share increased by 8% in a year of expansion and growth”, said President and CEO, Jock Brown. “We were able to increase earnings even while making substantial investments in the future of our company.”

Noninterest income increased $148,000, or 6.1% compared to 2002. Noninterest income increased primarily due to increased mortgage refinancing activity in the low rate environment. Gains on loan sales to the secondary market increased $288,000 to $733,000 in 2003 compared to 2002. This increase was partially mitigated by decreases in gains on securities sold of $85,000 and a decrease in other income from bank owned life insurance of $169,000. Service charges on deposit accounts increased by $98,000, or 12.8%, to $866,000. Trust and farm management fee income increased modestly by $13,000, to $472,000 in 2003 compared to 2002.

The Company’s non-interest expense was $7.4 million in 2003 and $6.7 million for 2002.  Salaries and benefits, which are the largest component of non-interest expense, increased $168,000, or 4.3%, to $4.1 million.  Increases in occupancy and equipment expense of $76,000, data expense of $67,000, supplies expense of $73,000, advertising expense of $31,000, professional fees of $76,000 and other expenses of $204,000, contributed to the $695,000 increase in non-interest expense for the year. Increased salaries and benefits were primarily a result of additional personnel hired to staff the Morris, Illinois facility, which opened in July 2003, and personnel retained in the acquisition of two branches in Streator Illinois in November 2003. The increase in occupancy and equipment expenses was due primarily to increased depreciation on capital expenditures related to the renovation of the main banking facility, acquisition of the Streator facilities, and the construction of the Morris facility. In addition, the increases in supplies and advertising were primarily attributed to the new facilities in 2003. Increased professional fees were a result of the consulting and legal costs associated with the acquisition of two branch facilities in Streator. Increased data expenses were a result of a platform conversion which was completed in November 2003.  Increases in other expenses resulted primarily from increased mortgage banking expenses of $85,000, amortization expense related to purchase accounting adjustments made as a result of the acquisition of Streator branches of $27,000, and other expenses related to index powered certificates of deposit of $47,000.

Total assets at December 31, 2003 increased to $294.5 million from $240.7 million at December 31, 2002.  Total deposits at December 31, 2003, were $264.9 million, compared to $193.8 at December 31, 2002. Increases in assets and deposits were attributed primarily to the acquisition of assets and liabilities of the two branch facilities in Streator, Illinois. Total equity at December 31, 2003, and December 31, 2002, was $24.7 million and $25.2 million, respectively.

First Ottawa Bancshares, Inc. is a community-based bank holding company headquartered at 701 LaSalle Street, Ottawa, Illinois.  We serve the surrounding communities through our full-service commercial bank subsidiary, the First National Bank of Ottawa.  The Bank has four locations in Ottawa, a new branch in Morris and purchased two branches in Streator during the fourth quarter of 2003.  All information at and for the period ended December 31, 2003, has been derived from unaudited financial information.

Special Note Concerning Forward-Looking Statements

This press release contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist attacks, acts of war or threats thereof and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.